Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Aurora Technology Acquisition Corp. on Form S-4 (No. 333-271890) to be filed on or about August 3, 2023 of our report dated February 1, 2022, on our audit of the financial statements as of December 31, 2021 and for the period from August 6, 2021 (inception) through December 31, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EISNERAMPER LLP

EISNERAMPER LLP

New York, New York

August 3, 2023